Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PYXUS INTERNATIONAL, INC.

ARTICLE I

The name of the Corporation is Pyxus International, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).

ARTICLE III

The Corporation shall have the authority to issue 250 million shares of Common Stock, without par value, and 10 million shares of Preferred Stock, without par value. The rights, preferences, voting powers and qualifications, limitations and restrictions of the authorized stock shall be as follows:

A.	Common Stock

1. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

2. Except as otherwise required by the VSCA, by Article VIII hereof or by the Board of Directors acting pursuant to Section 13.1-707 of the VSCA:

(a) Any corporate action, except the election of directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b) Directors shall be elected by a majority of the votes entitled to be cast by the shares entitled to vote in the election at a meeting at which a quorum is present; and

(c) An amendment or restatement of these Articles, a merger, a statutory share exchange, a conversion, a domestication, the sale or other disposition of all or substantially all the Corporation’s assets other than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

3. Subject to the rights of holders of Preferred Stock and subject to any other provisions of these Articles or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time.

B.	Preferred Stock

The Board of Directors without shareholder action may adopt an amendment of these Articles setting forth the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

C.	Prohibition of Nonvoting Equity

The Corporation shall not issue nonvoting equity securities (as such term is defined in Section 101(16) of the United States Bankruptcy Code (“Bankruptcy Code”)) to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code for so long as such Section 1123(a)(6) is in effect and applicable to the Corporation.

ARTICLE IV

No holder of shares of any class of the Corporation shall, by virtue of ownership of such shares, have any preemptive or preferential right to purchase or to subscribe to: (A) any shares of any class of the Corporation, whether now or hereafter authorized; (B) any warrants, rights, or options to purchase any such shares; or (C) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares. The foregoing provision shall not restrict the ability of the Corporation to agree to provide any such preemptive or preferential rights to specified holders of any shares of any class of the Corporation or any holders of a specified percentage of the outstanding shares of any class of the Corporation.

ARTICLE V

A.	Board of Directors

The number of directors of the Corporation (each, a “Director”) shall be seven or such other number as the Board of Directors may from time to time determine; provided, that the size of the Board of Directors shall not be less than five and provided, further, that the tenure of office of a Director shall not be affected by any decrease in the number of directors so made by the Board of Directors. The members of the Board of Directors are to be elected to serve terms expiring at the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Unless otherwise provided in the Bylaws of the Corporation, if any Director resigns or retires as a member of the Board of Directors of the Corporation or otherwise becomes unable or unwilling to serve as a Director, the remaining Directors shall fill such vacancy by appointing a Director, and such newly elected Director shall hold office for a term expiring at the next annual meeting of the shareholders.

The chairperson of the Board of Directors shall be elected by a majority of the Glendon Directors and the Monarch Directors (as such terms are defined below), each acting in his or her sole discretion; provided, that if the number of Glendon Directors plus the number of Monarch Directors is fewer than three or if no such majority can be reached, then the chairperson of the Board of Directors shall be elected by a majority of the Directors then in office. The term “Glendon Directors” shall mean all Directors who were elected at the designation of or nomination by Glendon Capital Management LP, a Delaware limited partnership (the “Glendon Investor”), provided that at the time of such designation or nomination the Glendon Investor’s Investor Percentage Interest is at least 10%. The term “Monarch Directors” shall mean all Directors who were elected at the designation of or nomination by Monarch Alternative Capital LP, a Delaware limited partnership

(the “Monarch Investor”; the Glendon Investor, the Monarch Investor and any other shareholder of the Corporation that is a party to the Shareholders Agreement dated as of August 24, 2020 among the Corporation, the Persons listed on Schedule A thereto, each other holder of shares of Common Stock as of the date thereof deemed to be a party thereto pursuant to the Plan and such other Persons that from time to time become parties thereto in accordance with the terms thereof are generically referred to as the “Investor”), provided that at the time of such designation or nomination the Monarch Investor’s Investor Percentage Interest is at least 10%. As used herein, “Investor Percentage Interest” means, with respect to an Investor, as of any date of determination, the percentage represented by the quotient of (a) the number of shares of Common Stock that such Investor and its Affiliates Beneficially Own divided by (b) the number of shares of Common Stock then outstanding; provided, that solely for purposes of this definition, any shares of Common Stock issued to current or former employees and service providers of the Corporation pursuant to compensatory equity awards shall be disregarded.

The Corporation shall promptly call a special meeting of shareholders at the written request of the Glendon Investor for the purpose of removing one or more of the Glendon Directors and electing Directors to fill the vacancies created by such removal. Notwithstanding any provision to the contrary in the Bylaws of the Corporation, upon the resignation, retirement, death or removal of a Glendon Director, or any other event resulting in a Glendon Director ceasing to be a Director, the Board of Directors shall not elect a Director to fill the vacancy thereby created if, within 45 Business Days (as such term is defined below) after such Director ceases to be a Director, the Glendon Investor designates a replacement Director by written notice to the Board of Directors; provided that the Board of Directors may, but shall not be required by these Articles of Incorporation to, elect a Person designated by the Glendon Investor as a Director to fill the vacancy thereby created. “Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in New York, New York.

The Corporation shall call a special meeting of shareholders at the written request of the Monarch Investor for the purpose of removing one or more of the Monarch Directors and electing Directors to fill the vacancies created by such removal. Notwithstanding any provision to the contrary in the Bylaws of the Corporation, upon the resignation, retirement, death or removal of a Monarch Director, or any other event resulting in a Monarch Director ceasing to be a Director, the Board of Directors shall not elect a Director to fill the vacancy thereby created if, within 45 Business Days after such Director ceases to be a Director, the Glendon Investor designates a replacement Director by written notice to the Board of Directors; provided that the Board of Directors may, but shall not be required by these Articles of Incorporation to, elect a Person designated by the Monarch Investor as a Director to fill the vacancy thereby created.

Special meetings of the Board of Directors may be called at any time by any Glendon Director, any Monarch Director, the Chief Executive Officer of the Corporation or the Chairperson of the Board of Directors by written notice specifying the purpose of such special meeting transmitted in accordance with the terms of the Bylaws.

Other than as set forth in the next succeeding paragraph, no action may be taken by the Board of Directors unless a quorum is present. A quorum of the Board of Directors shall consist of the presence of a majority of the Directors then in office and in any event including (i) if at least one Glendon Director then serves on the Board of Directors, at least one Glendon Director and (ii) if at least one Monarch Director then serves on the Board, at least one Monarch Director; provided, that if all Glendon Directors or all Monarch Directors, as applicable, fail to attend two consecutive meetings of the Board of Directors, then with respect to the third consecutive meeting of the Board, the requirement that a quorum include at least one Glendon Director or at least one Monarch Director, as applicable, shall not apply.

Any action required or permitted to be taken by the Board of Directors (or any committee thereof) may be taken without a meeting, if all of the Directors then in office consent in writing (including by e-mail or other electronic means) to such action. Such consent shall have the same effect as a vote of the Board of Directors.

The size and composition of the committees of the Board of Directors shall be as determined by the Board of Directors from time to time; provided, that each committee of the Board of Directors shall, if requested in writing by the Glendon Investor, include the Glendon Director as specified by the Glendon Investor in its request, and, if requested in writing by the Monarch Investor, include the Monarch Director as specified by the Monarch Investor in its request.

To the fullest extent permitted by applicable law, no Director or other Person shall have any duty to offer the Corporation the right to have or participate in any business opportunities before the pursuit or taking of the opportunity by the Director or other Person, provided that the taking of such an opportunity by an officer of the Corporation or a related person of that officer must be approved by the Board of Directors by action of disinterested directors taken in compliance with the procedures as are set forth in Section 13.1-691 of the VSCA and may be limited by the approving action of the Board of Directors.

B.	Definitions

As used herein:

“Affiliates” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, including funds/entities managed, advised or sub-advised by the same Investment Manager of such Person;

“Beneficially Own” means, with respect to any Securities, having “beneficial ownership” of such Securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, without giving effect to the 60-day limitation on determining beneficial ownership contained in Rule 13d-3(d);

“Investment Manager” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, has the power (whether exclusive or non-exclusive) to direct or control the investment decisions of such Person;

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, national, state, local, supranational or foreign government or court of competent jurisdiction, administrative agency or commission, other national, state, local, supranational or foreign governmental authority or instrumentality, or other entity;

“Plan” means the Joint Prepackaged Chapter 11 Plan of Reorganization, as filed with the United States Bankruptcy Court for the District of Delaware, Chapter 11 Case No. 20-11570, on June 15, 2020 (including all exhibits, schedules, supplements, and ancillary documents, and as amended from time to time) for Pyxus International, Inc. and the other Debtors (as defined therein) in the jointly administered cases which were commenced under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware; and

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act of 1933, as amended, and includes, with respect to any Person, capital stock or other equity interests issued by such Person or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests issued by such Person.

C.	Severability

Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provisions.

ARTICLE VI

A.	Definitions

For purposes of this Article, the following terms shall have the meanings indicated:

(1) “applicant” means the person seeking indemnification pursuant to this Article;

(2) “expenses” includes counsel fees;

(3) “liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

(4) “party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding; and

(5) “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

B.	Limitation of Liability

In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C.	Indemnification

The Corporation shall indemnify (1) any person who is, was or is threatened to be made a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation, and (2) any director or officer of the Corporation who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by such person in connection with such proceeding except that the Corporation shall make no indemnity against the willful misconduct or knowing violation of the criminal law of any director or officer. A person is considered to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligations to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person in connection with such actions and determinations or proceedings of any kind arising therefrom.

D.	Application; Amendment

No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. Nothing in this Article shall restrict the right or obligation of the Corporation under law or under the Bylaws of the Corporation to provide such other indemnity permissible by law.

E.	Termination of Proceeding

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

F.	Determination of Availability

The Corporation shall take action to indemnify a person seeking indemnification pursuant to this Article VI unless the Corporation determines, within a reasonable time following such person’s demand upon the Corporation for indemnification, that such person is not entitled to indemnification pursuant to the terms of this Article VI and applicable law. The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) if a quorum cannot be obtained under clause (a) of this Article VI(F), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

(c) by special legal counsel

(i)	selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Article VI(F),

(ii)

if a quorum of the Board of Directors cannot be obtained under clause (a) of this Article VI(F) and a committee cannot be designated under clause (b) of this Article VI(F), selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate, or

(iii)	by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, other than through successor Directors approved by the Board of Directors, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

G.	Advances

1. Unless a determination has been made pursuant to Article VI(F) that indemnification is not permissible, the Corporation (i) shall make advances and reimbursements for expenses incurred by a director or officer of the Corporation, in any capacity, and (ii) shall, to the extent approved by action of the Board of Directors, make advances and reimbursements for expenses incurred by any person who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case in a proceeding upon receipt of a written undertaking from such director or officer, executed personally or on his or her behalf, to repay such advance or reimbursement if it is ultimately determined that such director or officer did not meet the standard of conduct described in Article VI(C).

2. The undertaking required by Article VI(G)(1) shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s financial ability to make repayment.

3. Authorizations of payments under this section shall be made by the persons specified in Article VI(F), except that if the determination is made by special legal counsel, such authorization and evaluations shall be made by those entitled under clause (c) of this Article VI(F) to select counsel.

H.	Indemnification of Others

The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or is threatened to be made a party to any proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person was specified as one to whom indemnification is granted in Article VI(C). The provisions of Article VI(D), (E), (F) and (G) shall be applicable to any indemnification provided hereafter pursuant to this Article VI(H).

I.	Insurance

The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

J.	Further Indemnity

Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not (1) be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article; provided, however, that no person shall be entitled to indemnification from the Corporation to the extent that such person has otherwise been indemnified by another person or entity, including but not limited to indemnification under policies of insurance, or (2) prevent or restrict the power of the Corporation to make or to provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

K.	Severability

Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provisions.

ARTICLE VII

Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia (“Affiliated Transactions”) shall not apply to the Corporation. Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia (“Control Share Acquisitions”) shall not apply to the Corporation.

ARTICLE VIII

Except as otherwise required by the Virginia Stock Corporation Act, by the Articles of Incorporation, or by the Board of Directors acting pursuant to subsection C of Section 13.1-707 of the VSCA or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, conversion, domestication, sale of all or substantially all of the Corporation’s property or the dissolution of the Corporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement; provided, however, that any amendment or restatement of these Articles of Incorporation shall in addition require (1) the affirmative vote of a majority of the shares of Common Stock entitled to be voted by the Investors as a group, (2) the affirmative vote of the Glendon Investor if as of the record date for shareholder action with respect to such amendment or restatement the Glendon Investor’s Investor Percentage Interest is at least 5% and (3) the affirmative vote of the Monarch Investor if as of the record date for shareholder action with respect to such amendment or restatement the Monarch Investor’s Investor Percentage Interest is at least 5%. Notwithstanding the foregoing, no shareholder vote shall be required to amend Article IX, which may be amended by action of the Board of Directors pursuant to subsection B(2) of Section 13.1-706 of the VSCA.

The Bylaws of the Corporation may be amended or restated only by the shareholders of the Corporation upon the affirmative vote of a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement; provided, however, that any amendment or restatement of the Bylaws shall in addition require (1) the affirmative vote of a majority of the shares of Common Stock entitled to be voted by the Investors as a group, (2) the affirmative vote of the Glendon Investor if as of the record date for shareholder action with respect to such amendment or restatement the Glendon Investor’s Investor Percentage Interest is at least 5% and (3) the affirmative vote of the Monarch Investor if as of the record date for shareholder action with respect to such amendment or restatement the Monarch Investor’s Investor Percentage Interest is at least 5%.

ARTICLE IX

The name of the Corporation’s initial registered agent is Corporation Service Company, which is a domestic or foreign stock or nonstock corporation, limited liability company, or registered limited liability partnership authorized to transact business in Virginia. The Corporation’s initial registered office address, including the street and number, which is identical to the business office of the initial registered agent, is 100 Shockoe Slip, 2nd Floor, Richmond, Virginia, 23219 – 4100. The initial registered office is located in the city of Richmond, Virginia.